Exhibit 1
To whom it may concern
March 29, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Organizational Changes and Changes in the Titles of Directors and Executive Officers
     NIS GROUP CO., LTD. (the “Company”) hereby announces that on March 29, 2007, its Board of Directors adopted a resolution to implement the organizational changes and the changes in the titles of the members of its board of directors and executive officers described below, effective as of April 1, 2007.
1.	Organizational Changes
(1)	Enhancement of group level risk management
     While in the process of further diversifying its businesses, including the expansion of its real estate-related businesses and the commencement of its overseas operations, and in order to manage risks for its various businesses in an integrated and enhanced manner, the Company decided to establish the new “Risk Management” division.
     The Company will transfer to the “Risk Management” division its “Internal Control Department”, “Internal Audit Department” and “Credit Screening Department”, which have previously provided a wide range of risk management functions. The Company will also establish the new “Enterprise Risk Management Department” and “Real Estate Appraisal & Management Department”, which will include the assessment and management of its real estate, functions that were previously part of its “Real Estate Business Control Department”.
     The new “Enterprise Risk Management Department” will be tasked with identifying the Company’s portfolio risks in a comprehensive and quantitative manner and assessing the profitability and efficiency of the Company in view of such risks. Based on this approach, the Company intends to allocate its capital, take acceptable risks and control such risks appropriately. The Company will strive to increase its profitability and the soundness of its financial condition and reinforce its organizational structure to pursue its business strategy, allowing it to respond to changes in the business environment.
(2)	Enhancement of group management planning functions
     In order to facilitate the rapid growth of its diversified businesses in this changing business environment, the Company will combine its “Office of the CEO”, “Operations Control” division and “Group Strategy” division into a new division, the “Strategy & Operations Control” division, in order to unify the planning of its group strategies.
     The Company will divide the “Accounting & Controller Department” into two new departments, the “Strategic Planning Department” and the “Accounting Department”. The new “Strategic Planning Department” will combine the planning functions of the former “Accounting & Controller Department” with the planning of entity level projects and the coordination and support of its group companies, which were previously part of the “Office of the CEO” and the “Group Strategy Department”, respectively. The new “Accounting Department” will include the accounting functions of the former “Accounting & Controller Department”.
     Moreover, the “Investor Relations Department” will be combined with the public relations function of the “Office of the CEO” into the newly established “Investor Relations & Public Relations Department”. The “Human Resources Department” will be combined with the training and education functions of the “Office of the CEO” into the newly established “Human Resources Development Department”. The management of the Company’s shareholding companies, which had previously been part of the “Investment Management Department”, will be transferred to the newly established “Enterprise Risk Management Department”.

(3)	Enhancement of investment banking businesses
     In order to promote and strengthen its investment banking businesses, including its fee-based businesses, the names of the Company’s “Sales & Marketing” division and the “Strategic Business Development Group” will be changed to the “Investment Banking, Sales & Marketing” division and the “Investment Banking Group”, respectively. In addition, the “Investment Banking Department” will be newly established under the control of the “Investment Banking Group” in order to promote the Company’s investment banking businesses, such as support services for corporate real estate, mergers and acquisitions and management buyouts, which the Company intends to focus on as some of its future core businesses.
2.	Changes in the Titles of Members of the Board of Directors and Executive Officers
(1)	Changes in the Titles of Directors

New Title	Name	Current Title
Senior Executive Director of the Board & Executive Officer	Hitoshi Higaki	Senior Executive Director of the Board & Executive Officer (Head of Group Strategy)
Executive Director of the Board & Executive Officer (Head of Investment Banking, Sales & Marketing; Investment Banking Group Manager)	Toshioki Otani	Executive Director of the Board & Executive Officer (Head of Sales & Marketing; Sales & Marketing Group Manager)
Executive Director of the Board & Executive Officer (Head of Strategy & Operations Control)	Akihiro Nojiri	Executive Director of the Board & Executive Officer (Head of Operations Control)
Executive Director of the Board & Executive Officer (Officer-in-Charge East Asia Region)	Yunwei Chen	Executive Director of the Board & Executive Officer (Officer-in-Charge Investor Relations Dept. & East Asia Region)
Director of the Board & Executive Officer (Deputy Head of Investment Banking, Sales & Marketing)	Keishi Ishigaki	Director of the Board & Executive Officer (Deputy Head of Sales & Marketing)
Director of the Board & Executive Officer (Deputy Head of Investment Banking, Sales & Marketing; Real Estate Group Manager)	Katsutoshi Shimizu	Director of the Board & Executive Officer (Deputy Head of Sales & Marketing; Real Estate Group Manager; General Manager, Real Estate Business Control Dept.)
Director of the Board & Executive Officer (Deputy Head of Strategy & Operations Control; General Manager, Strategic Planning Dept.)	Akira Imaki	Director of the Board & Executive Officer (Deputy Head of Sales & Marketing; Strategic Business Development Group Manager)
(2)	Changes in the Titles of Executive Officers

New Title	Name	Current Title
Executive Officer (Head of Risk Management)	Hidetoshi Sawamura	Executive Officer (General Manager, Internal Control Dept.)
Executive Officer (Deputy Head of Risk Management; General Manager, Credit Screening Dept.; Research Group Manager)	Hirofumi Mihara	Executive Officer (General Manager, Credit Screening Dept.; Research Group Manager)

Organizational Chart

The Board of Directors
Chairman & President
The Board of Statutory Auditors
Statutory Auditors
Risk Management
Internal Control Dept.
Internal Audit Dept.
Enterprise Risk Management Dept.
Credit Screening Dept.
Real Estate Appraisal & Management Dept.
Strategy & Operations Control
Strategic Planning Dept.
Accounting Dept.
Investor Relations & Public Relations Dept.
Finance Dept.
General Affairs Dept.
Human Resources Development Dept.
System Planning Dept.
Investment Banking, Sales & Marketing
Sales & Marketing Group
Sales Control 1st Dept.
Sales Control 2nd Dept.
Sales Control 3rd Dept.
Sales Control 4th Dept.
Tokyo Sales Dept.
Nagoya Sales Dept.
Osaka Sales Dept.
Kyushu Sales Dept.
Affiliated Loan Dept.
Sales Support Dept.
Research Group
Western Japan Research Dept.
Eastern Japan Research Dept.
Real Estate Group
Real Estate Business Control Dept.
Real Estate Structured Finance Dept.
Real Estate Finance 1st Dept.
Real Estate Finance 2nd Dept.
Investment Banking Group
Strategic Business Development Dept.
Investment Banking Dept.